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                                                               EXHIBIT 10(j)





May 18, 1994



Mr. Leon C. Hirsch
83 Red Coat Road
Westport, CT 06880

Re:      Amendment No. 3 to Installment
         Option Purchase Agreement

Dear Mr. Hirsch:

         The Compensation/Option Committee of the Board of Directors of United States Surgical Corporation has approved, and requests that you consider, amendments to your present Installment Option Purchase Agreement dated September 10, 1984, as amended pursuant to letter agreements dated May 30, 1986 and June 16, 1989 (as amended, the "Agreement"). Should you agree with the terms hereof, and so indicate by affixing your signature below, the Agreement will be further modified, effective as of May 18, 1994 (the "Effective Date") as follows:

         1. Sections 1 and 5 of the Agreement are amended to provide that the option price shall be paid in full on or before July 5, 1994. The Common Stock to which the Agreement relates will, on payment, be fully paid in accordance with Section 3 of the Agreement.

         2. Section 6 of the Agreement is amended to provide that the outstanding interest accrued through the date on which the option price is paid (the "Original Interest") shall be payable as follows: the Original Interest attributable to the remaining portion of the first installment of the original option price on or before May 10, 1995, one-half of the remaining (after the May 10, 1995 payment) portion of the Original Interest on or before May 10, 1997, and the final balance of the Original Interest on or before May 10, 1999.
Section 6 of the Agreement is further amended to provide for payment of interest on the Original Interest outstanding, with respect to payments made more than three (3) years, but not more than nine (9) years, after the date on which the option price is paid, at an interest rate of 6.33 percent compounded semiannually (the mid-term applicable federal rate as of the Effective Date), and, with respect to payments made within three (3) years after the payment date, at an interest rate of 4.88 percent compounded semiannually (the short-term applicable federal rate as of the Effective Date), in accordance with Internal Revenue Service regulations. As provided in Section 6 of the Agreement, at the time such interest becomes due, the Company will pay to you as a bonus while you are an employee of the Company or one of its affiliates an amount equal to 100 percent of the interest. Each such bonus will be reflected on your Form W-2 for the year in which the bonus is paid and would be subject to applicable withholding.

         3. The amendments to the Agreement as set forth herein are requested by the Company in order to secure early payment of the option price. In order to place you in substantially the same position had the Agreement remained unmodified, the Company will reimburse you, as an annual bonus, for the interest charges and out of pocket expenses on a third party loan to you of funds borrowed to pay the option price, to the extent of interest attributable to amounts equal to the principal as scheduled to be repaid under the Agreement prior to these amendments; and provided that the initial interest rate shall be less than 9.47 percent per annum. Each such bonus will be reflected on your Form W-2 for the year in which the bonus is paid and would be subject to applicable withholding.
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Mr. Leon C. Hirsh                                                    Page Two
May 18, 1994






         4. Except as otherwise provided herein, all terms and conditions of the Agreement will remain in full force and effect.



                                       Very truly yours,

Accepted and Agreed           UNITED STATES SURGICAL CORPORATION



By:                               By:
   Leon C. Hirsch                    Senior Vice President and General Counsel